Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors
Foothills Resources, Inc.
We consent to the incorporation by reference of our report dated March 25, 2008, with respect to the consolidated balance sheets of Foothills Resources, Inc., as of December 31, 2007 and 2006, and the related consolidated statements of operations, cash flows, and stockholders’ equity for the years ended December 31, 2007 and 2006 and for the period from inception (December 29, 2005) through December 31, 2005.

BROWN ARMSTRONG PAULDEN McCOWN STARBUCK THORNBURGH & KEETER ACCOUNTANCY CORPORATION
Bakersfield, California
March 28, 2008